Immune Pharmaceuticals Ltd.
(A Development Stage Enterprise)
Consolidated Balance Sheets as of
June 30, 2013 and December 31, 2012
(Unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$526,364	$94,951
Other current assets	105,140	21,415

Total current assets	631,504	116,366
Property and equipment, net	30,899	35,169
Non-current assets:
Restricted cash	54,226	83,424
Investments in EpiCept	1,138,301	—
Intangible assets, net	3,752,562	3,895,988

Total assets	$5,607,492	$4,130,947

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,002,230	$1,800,692
Accrued expenses	822,014	622,015
Due to related parties	393,012	77,712
Current portion of notes payable	224,999	36,089
Other current liabilities	53,998	31,610
Share buy-back liability	150,000	150,000
Derivative liability	—	584,521

Total current liabilities	3,646,253	3,302,639
Grants payable	504,284	475,052
Long-term portion of notes payable	236,882	339,686

Total liabilities	4,387,419	4,117,377
Shareholders’ equity:
Founders shares, 0.10 NIS par value (approximately $0.03); 4,500,000 shares authorized, issuable and outstanding at June 30, 2013 and December 31,
2012.	110,497	110,497
Series A Preferred shares, 0.10 NIS par value (approximately $0.03); 3,000,000 shares authorized; 2,529,685 issuable and outstanding at June 30, 2013 and December 31, 2012.	70,920	70,920
Ordinary shares, 0.10 NIS par value (approximately $0.03); 92,500,000 shares authorized; 6,836,728 and 4,806,132 issued and outstanding at
June 30, 2013 and December 31, 2012.	173,097	121,081
Additional paid-in capital	20,856,848	15,298,647
Accumulated deficit	(19,991,289)	(15,587,575)

Total shareholders’ equity	1,220,073	13,570

Total liabilities and shareholder’s equity	$5,607,492	$4,130,947

The accompanying notes are an integral part of these consolidated financial statements.

Immune Pharmaceuticals Ltd.
(A Development Stage Enterprise)
Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended
June 30, 2013 and 2012 and the Period Ended
July 11, 2010(Inception) through June 30, 2013
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
		}
					July 11, 2010 (date
					of inception) to
	2013	2012	2013	2012	June 30, 2013

Operating expenses:
Research and development	$793,489	$1,134,621	$1,513,063	$1,800,150	$6,812,158
General and administrative	1,131,936	657,578	2,228,807	1,585,347	8,878,024

Total operating expenses	1,925,425	1,792,199	3,741,870	3,385,497	15,690,182

Loss from operations	(1,925,425)	(1,792,199)	(3,741,870)	(3,385,497)	(15,690,182)
Other income (expense):
Interest expense, net	(60,594)	(12,059)	(72,521)	(14,866)	(208,690)
Derivative liability expense	79,763	—	(74,242)	(24,864)	(58,388)
Liquidation preference granted to founder	—	(2,803,500)	—	(2,803,500)	(2,803,500)
Loss on extinguishment of debt	—	(549,480)	—	(549,480)	(663,531)
Other	(20,123)	(19,887)	(25,301)	(7,079)	(36,218)

Total other income (expense)	(954)	(3,384,926)	(172,064)	(3,399,789)	(3,770,327)
Loss before income taxes	(1,926,379)	(5,177,125)	(3,913,934)	(6,785,286)	(19,460,509)
Income tax expense	—	—	—	—	(41,000)

Net loss	$(1,926,379)	$(5,177,125)	$(3,913,934)	$(6,785,286)	$(19,501,509)

Deemed dividend	(489,780)	—	(489,780)	—	(489,780)

Net loss attributable to common stockholders	$(2,416,159)	$(5,177,125)	$(4,403,714)	$(6,785,286)	$(19,991,289)

Comprehensive loss	$(1,926,379)	$(5,177,125)	$(3,913,934)	$(6,785,286)	$(19,501,509)

The accompanying notes are an integral part of these consolidated financial statements.

Immune Pharmaceuticals Ltd.
(A Development Stage Enterprise)
Consolidated Statements of Shareholders’ Equity for the Six Months Ended
June 30, 2013 and the Period Ended July 11, 2010(Inception) through June 30, 2013

(Unaudited)

			Series A Preferred
	Founders Shares		Shares		Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders

	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Changes during the period from incorporation
Issuance of ordinary shares for initial capitalization of entity					1,000,000	-	-		—
Issuance of ordinary shares for contribution of Immune Corp.					4,000,000	110,497	(400,897)		(290,400)
Issuance of ordinary shares in connection with consulting agreements					800,000	22,100	657,900		680,000
Loss for the period								(895,278)	(895,278)

Balance at December 31, 2010	—	—	—	—	5,800,000	132,597	257,003	(895,278)	(505,678)
Issuance of ordinary shares and warrants in connection with intangibles					2,200,000	62,858	2,532,982		2,595,840
Issuance of ordinary shares and warrants in connection with investments, net of issuance costs of $47,414					1,814,740	51,595	2,424,700		2,476,295
Issuance of ordinary shares in connection with consulting agreements					400,000	11,080	328,919		339,999
Issuance of ordinary shares in connection with convertible loans					262,953	7,448	318,533		325,981
Issuable amount of ordinary shares in connection with anti-dilution provisions					182,658	5,056	74,857		79,913
Loss for the period								(2,117,384)	(2,117,384)

Balance at December 31, 2011	—	—	—	—	10,660,351	270,634	5,936,994	(3,012,662)	3,194,966
Issuance of ordinary shares and warrants in connection with investments, net of issuance costs of $66,016					702,273	18,435	1,219,446		1,273,881
Issuable amount of ordinary shares in connection with anti-dilution provisions					64,384	1,682	110,706		112,388
Conversion of ordinary shares in to Series A Preferred shares			2,529,685	70,920	(2,529,685)	(70,920)			—
Conversion of ordinary shares in to Founders shares	4,500,000	110,497			(4,500,000)	(110,497)	2,803,500		2,803,500
Issuance of ordinary shares in connection with convertible loans					408,809	11,747	715,932		727,679
Share-based compensation							4,512,069		4,512,069
Loss for the period								(12,574,913)	(12,574,913)

Balance at December 31, 2012	4,500,000	$110,497	2,529,685	$70,920	4,806,132	$121,081	$15,298,647	$(15,587,575)	$13,570
Issuance of ordinary shares and warrants in connection with investments, net of issuance costs of $122,992					1,412,583	35,698	2,966,215		3,001,913
Issuance of ordinary shares in connection with anti-dilution provision					618,013	16,318	642,455		658,763
Deemed dividend on issuance of anti-dilution shares							489,780	(489,780)	—
Share-based compensation							1,459,761		1,459,761
Loss for the period								(3,913,934)	(3,913,934)

Balance at June 30, 2013	4,500,000	$110,497	2,529,685	$70,920	6,836,728	$173,097	$20,856,848	$(19,991,289)	$1,220,073

The accompanying notes are an integral part of these consolidated financial statements.

Immune Pharmaceuticals Ltd.
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2013 and 2012 and the Period From
July 11, 2010 (Inception) through June 30, 2013
(Unaudited)

	Six Months Ended June 30,		July 11, 2010
			(date of inception)
			to
			June 30, 2013
		}
	2013	2012

Cash flows from operating activities:
Net Loss	$(3,913,934)	$(6,785,286)	$(19,501,509)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation & amortization	147,696	138,646	597,814
Share based compensation	1,459,761	1,183,326	5,971,830
Conversion of ordinary shares to founders shares	—	2,803,500	2,803,500
Derivative liability	74,242	(19,816)	58,388
Issuance of ordinary shares to consultants	—	—	1,019,999
Loss on extinguishment of debt	—	—	549,480
Changes in operating assets and liabilities:
Other current assets	(83,725)	252,242	(105,140)
Accounts payable and accrued expenses	401,537	(30,126)	2,824,243
Due to related parties	315,300	(222,456)	571,212
Other accrued liabilities	22,388	11,654	53,998
Grants payable	29,232	220,826	504,284

Net cash used in operating activities	(1,547,503)	(2,447,490)	(4,651,901)

Cash flows from investing activities:
Restricted cash	29,198	(31,229)	(54,226)
Purchase of property and equipment	—	(26,561)	(42,828)
Purchase of intangible assets	—	-	(520,248)
Investments in EpiCept	(1,138,301)	-	(1,138,301)

Net cash used in investing activities	(1,109,103)	(57,790)	(1,755,603)

Cash flows from financing activities:
Proceeds from issuance of shares, net	3,001,913	648,865	6,641,762
Issuance of loans	86,106	—	352,106
Repayment of convertible debt	—	667,679	(60,000)

Net cash provided by financing activities	3,088,019	1,316,544	6,933,868

Net change in cash and cash equivalents	431,413	(1,188,736)	526,364
Cash and cash equivalents beginning of year	94,951	1,792,074	-

Cash and cash equivalents end of year	$526,364	$603,338	$526,364

Supplemental disclosures of cash flow Information:
Cash paid during the year for:
Cash paid for interest	—	—	13,000
Supplemental disclosures of non-cash financing activities:
Intangible assets acquired in non-monetary exchange	$—	$435,775	$3,818,199
Deemed dividend	$(489,780)	$—	$(489,780)

The accompanying notes are an integral part of these consolidated financial statements.

Immune Pharmaceuticals Ltd.

(A Development Stage Enterprise)

Notes to the Consolidated Financial Statements

Note A — Nature of Operations and Basis of Presentation

1.	Nature of Operations

Immune Pharmaceuticals Ltd., together with its United States subsidiary, Immune Pharmaceuticals Corporation (“Immune” or the “Company”), is an Israel-based biopharmaceutical company focused on the discovery, development and commercialization of drugs using monoclonal antibodies and NanomAbs technology to treat unmet medical needs in the areas of inflammatory diseases and oncology. The Company was formed and commenced operations on July 11, 2010 and is incorporated and headquartered in Israel. Immune’s lead drug candidate, bertilimumab, is a fully human monoclonal antibody that targets eotaxin-1, a key mediator of inflammation, angiogenesis and neurogenesis. Bertilimumab is currently in Phase II clinical development in patients with moderate-to-severe ulcerative colitis. Immune’s second drug candidate is an anti-cancer compound, which incorporates Immune’s NanomAbs technology, and is currently in pre-clinical testing.

In August 2013, the Company closed its definitive Merger Agreement and Plan of Reorganization with Immune Pharmaceuticals Inc., formerly EpiCept Corporation (“EpiCept”), a Delaware corporation located in Tarrytown, New York. The terms of the Merger Agreement, as amended, provided that, upon the closing of the Merger, EpiCept will issue shares of its common stock to Immune shareholders in exchange for all of the outstanding shares of Immune, with EpiCept stockholders retaining approximately 19% ownership of EpiCept and Immune shareholders receiving approximately 81%, calculated on an adjusted fully diluted basis, with certain exceptions. The proportionate ownership of the Company after the Merger by EpiCept stockholders and Immune shareholders is also subject to further adjustment. The Company believes the Merger will allow it to access new capital markets, though there is no guarantee the Company will be able to raise additional funds at terms acceptable to the Company.

2.	Liquidity

For the period from commencement of operations to date, the Company has been a development stage enterprise and, accordingly, the Company’s operations have been directed primarily toward developing its licensed technologies. The Company has experienced net losses since its inception and as of June 30, 2013 had an accumulated deficit of approximately $20.0 million. Such losses and accumulated deficit resulted from the Company’s absence of revenue and costs incurred in the development of the Company’s technologies.

The accompanying financial statements have been prepared on a basis which assumes that Immune will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Immune has a limited operating history and has incurred losses from operations since its inception. These factors raise substantial doubt as to Immune’s ability to continue as a going concern. The accompanying financial statements do not include adjustments that might result from this uncertainty.

Note B — Summary of Significant Accounting Policies

1.	Basis of Presentation:

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”). The consolidated financial statements include the financial statements of Immune Pharmaceuticals, Ltd. and its wholly-owned U.S. subsidiary, Immune Pharmaceuticals USA Corporation. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s functional currency is the U.S. dollar.

The consolidated balance sheet as of June 30, 2013, the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2013 and 2012, the consolidated statement of stockholders’ deficit for the six months ended June 30, 2013 and the consolidated statements of cash flows for the six months ended June 30, 2013 and 2012 and the cumulative period from July 11, 2010 (Date of Inception) through June 30, 2013 and related disclosures contained in the accompanying notes are unaudited. The consolidated balance sheet as of December 31, 2012 is derived from the audited consolidated financial statements included in the definitive proxy statement filed on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”). The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the U.S. for interim financial information and in accordance with the instructions of the SEC on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the U.S. for a complete set of financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the consolidated balance sheet as of June 30, 2013 and the results of operations and cash flows for the three and six months ended June 30, 2013 and 2012 have been made. The results for the three and six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013 or for any other period. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2012 included in the definitive proxy statement filed on Schedule 14A with the SEC.

2.	Use of Estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include impairment of long lived assets (including intangible assets), amortization of intangible assets, depreciation, stock based compensation, valuation of options and warrants and valuation of income taxes. Actual results could differ from those estimates.

3.	Cash and Cash Equivalents

The Company considers investments with original maturities of three months or less to be cash equivalents. Restricted cash primarily represents cash not available for immediate and general use by the Company. The Company maintains cash and cash equivalents with certain major financial institutions in the U.S. and Israel. At certain times during the year cash may exceed federally insured limits.

4.	Intangible Assets

The Company accounts for the purchases of intangible assets in accordance with the provisions of ASC 350 Intangibles. Intangible assets are recognized based on their acquisition cost. The assets will be tested for impairment at least once annually, if determined to have an indefinite life, or whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. If any of the Company’s intangible or long-lived assets are considered to be impaired, the amount of impairment to be recognized is the excess of the carrying amount of the assets over its fair value. Applicable long-lived assets, including intangible assets with definitive lives, are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management’s judgment.

5.	Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold improvements, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

Estimated
	Method	Useful Life

Computer and accessories	Straight-line	3 — 5 years
Equipment	Straight-line	3 — 5 years
Furniture and fixtures	Straight-line	7 years

6.	Share-based compensation

The Company recognizes compensation expense for all equity-based payments. Stock based compensation issued to employees is accounted for under Accounting Standard Codification (“ASC”) 718-10, “Compensation– Share Compensation” (“ASC 718-10”). The Company utilizes the Black-Scholes valuation method to recognize compensation expense over the vesting period. Certain assumptions need to be made with respect to utilizing the Black-Scholes valuation model, including the expected life, volatility, risk-free interest rate and anticipated forfeiture of the stock options. The expected life of the stock options was calculated using the method allowed by the provisions of ASC 718-10. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. Estimates of pre-vesting option forfeitures are based on the Company’s experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The Company accounts for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with ASC 718-10 and ASC 505-50, “Equity-Based Payments to Non-Employees.” The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value. The value of such options is quarterly remeasured and income or expense is recognized during the vesting terms.

Accounting for share-based compensation granted by the Company requires fair value estimates of the equity instrument granted or sold. If the Company’s estimate of the fair value of stock-based compensation is too high or too low, it will have the effect of overstating or understating expenses. When stock-based grants are granted in exchange for the receipt of goods or services, the Company estimates the value of the stock-based compensation based upon the value of its ordinary shares.

7.	Income Taxes

Immune accounts for income taxes in accordance with ASC 740, “Income Taxes.” The Company is required to file income tax returns in Israel, and for its U.S. subsidiary in the appropriate U.S. federal jurisdiction, and New York State and City. Because the Company incurred losses in the past, all prior years are open and subject to audit examination in relation to the losses generated.

The Company accounts for its income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized. A full valuation allowance has been applied against the Company’s net deferred tax assets at June 30, 2013 and December 31, 2012, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not accrue penalties in each of the six months ended June 30, 2013 and 2012, but has accrued penalties associated with any unrecognized tax benefits during the years ended December 31, 2012 and 2011.

8.	Research and Development

The Company expects that a large percentage of its future research and development expenses will be incurred in support of current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. The Company tests its product candidates in numerous preclinical studies for toxicology, safety and efficacy. The Company then conducts early stage clinical trials for each drug candidate. As the Company obtains results from clinical trials, it may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus resources on more promising product candidates or programs. Completion of clinical trials may take several years but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate.

The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

• the number of sites included in the trials;

• the length of time required to enroll suitable patients;

• the number of patients that participate in the trials;

• the number of doses that patients receive;

• the duration of follow-up with the patient;

• the product candidate’s phase of development; and

• the efficacy and safety profile of the product.

Expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct clinical trials on the Company’s behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, estimates of expenses are modified accordingly on a prospective basis.

None of the Company’s drug candidates has received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that its clinical data and that of its collaborators establish the safety and efficacy of the Company’s drug candidates. Furthermore, the Company’s strategy includes entering into collaborations with third parties to participate in the development and commercialization of its products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under the Company’s control. The Company cannot forecast with any degree of certainty which of its drug candidates will be subject to future collaborations or how such arrangements would affect its development plan or capital requirements.

9.	Foreign Currency

The Company enters into certain transactions denominated in currencies other than the U.S. dollar. At the balance sheet date any amounts denominated in other than the U.S. dollar are translated into U.S. dollars at the period-end exchange rate and recorded as expense in the current period. Revenue and expenses are translated into U.S. dollars at the exchange rate in effect on the date of the transaction.

10.	Segment Information

The Company operates in one reportable segment: acquiring, developing and commercializing prescription drug products. Accordingly, the Company reports the accompanying consolidated financial statements in the aggregate, including all of its activities in one reportable segment.

11.	Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to all financial instruments that are being measured and reported on a fair value basis, non-financial assets and liabilities measured and reported at fair value on a non-recurring basis, and disclosures of fair value of certain financial assets and liabilities.

The following fair value hierarchy is used in selecting inputs for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three levels:

• Level 1 — Quoted prices in active markets for identical assets or liabilities.

• Level 2 — Inputs other than Level 1 that are observable for similar assets or liabilities either directly or indirectly.

• Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

The financial instruments recorded in the Company’s Consolidated Balance Sheets consist primarily of cash and cash equivalents, and accounts payable. The carrying amounts of the Company’s cash and cash equivalents and accounts payable approximate fair value due to their short-term nature. The Company’s long-term debit is valued at fair value.

12.	Impairment of Long-Lived Assets and Intangibles

The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to fair value. No such impairments have been identified with respect to the Company’s long-lived assets, which consist primarily of intangible assets at June 30, 2013 and December 31, 2012.

13.	Derivatives

The Company accounts for its derivative instruments in accordance with ASC 815-10, “Derivatives and Hedging” (“ASC 815-10”). ASC 815-10 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. ASC 815-10 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date.

14.	Beneficial Conversion Feature of Certain Instruments

The convertible feature of certain financial instruments provide for a rate of conversion that is below market value at the commitment date. Such feature is normally characterized as a beneficial conversion feature (“BCF”). Pursuant to ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), the estimated fair value of the BCF is recorded as a dividend if it is related to preferred stock.

15.	Subsequent Events

The Company has evaluated subsequent events through October 29, 2013, which is the date these financial statements were available to be issued (See Note N).

16.	Recently Issued Accounting Standards

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This update amends ASC 740, “Income Taxes,” to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company is currently evaluating the impact this update will have on its financial statements.

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued an accounting standards update that requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amounts are required to be reclassified in their entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This guidance is effective for reporting periods beginning after December 15, 2012, with early adoption permitted. The adoption of this standard did not have a material impact on Immune’s financial position or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). This newly issued accounting standard allows an entity the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangibles other than goodwill. Under that option, an entity would no longer be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on that qualitative assessment, that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. This ASU is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of this standard did not have a material impact on Immune’s financial position or results of operations.

Note C – License Agreements

1.	iCo Therapeutics Inc. (“iCo”)

In December 2010, iCo granted Immune an option to sub-license the use of bertilimumab from iCo, which obtained certain exclusive license rights to intellectual property relating to bertilimumab pursuant to a license agreement with Cambridge Antibody Technology Group Plc, and to which Immune became a party. In June 2011, Immune exercised its option and obtained a worldwide license from iCo for the use and development of bertilimumab for all human indications, other than ocular indications, pursuant to a product sub-license agreement. Under the final terms of the Agreement , Immune paid initial consideration of $1,719,840, comprised of (i) $500,000 in cash, (ii) 600,000 ordinary shares, which were valued at $1,029,840 (or $1.72 per share) and (iii) 200,000 warrants, which were valued at $190,000 (or $0.95 per warrant). In addition to this consideration iCo received anti-dilution rights equal to 6.14% of the Company’s issued and outstanding share capital of the Company on a fully diluted basis. iCo will be subject to dilution up to 2.5% (on a fully diluted and as converted basis) upon, and at any time following, any future issuance of securities in connection with a financing made at a Company pre-money valuation that is higher than $30,000,000. This right shall lapse upon the earlier of: the consummation of an initial public offering involving the listing of the Company’s shares on an internationally-recognized stock exchange, or a Deemed Liquidation event, as defined in the Company’s Amended and Restated Articles of Association. The Company believes that the Merger qualifies as a Deemed Liquidation event. The anti-dilution shares were determined to be a derivative liability with a fair value of $788,828. At June 30, 2013 and December 31, 2012 the derivative liability was zero and $584,521, respectively. During the six months ended June 30, 2013 and 2012 and period from July 2010 through June 30, 2013, ($74,242), ($24,864) and ($58,388), was charged to derivative liability expense in the statements of operations. During the six months ended June 30, 2013 and 2012 and period from July 2010 through June 30, 2013, 350,013, 44,233 and 458,621 shares became issuable to iCo, respectively.

iCo may receive from Immune $32 million in milestone payments plus royalties equal to 8.5%. These milestones include the first dosing in a Phase III clinical trial, filing a Biologics License Application/Marketing Autorization Application, or a BLA/MMA, approval of a BLA/MAA and the achievement of $100 million in aggregate sales of licensed products for use in irritable bowel disease. The term of the license lasts until the expiration of all payment obligations on a country-by-basis, at which point the license will be deemed fully paid, perpetual and irrevocable with respect to that country. However, iCo retains the worldwide exclusive right to the use of bertilimumab for all ocular applications.

2.	Yissum Research Development Company of The Hebrew University of Jerusalem Ltd. (“Yissum”)

In April 2011, Yissum granted Immune a license that includes patents, research results and knowhow related to the NanomAbs technology. Yissum granted Immune an exclusive license, with a right to sub-license, to make commercial use of the licensed technology in order to develop, manufacture, market, distribute or sell products derived from the license. Immune paid consideration of 800,000 shares, which were valued at $693,706 (or $0.87 per share). Under the license agreement, Immune is required to pay the following: (i) royalties in the amount of up to 4.5% of net sales; (ii) an annual license maintenance fee between $30,000 for the first year and up to a maximum of $100,000 from the first year through the sixth year; (iii) ongoing research fees of at least $400,000 for the first year and at least $400,000 from the second year through the sixth year (but, not to exceed $1,800,000 in the aggregate); (iv) milestone payments up to $8,550,000 (based on the attainment of certain milestones, including IND application submission, patient enrollment in clinical trials, regulatory approval and commercial sales); and (v) sub-license fees in amounts up to 18% of any sub-license consideration. The license expires, on a country-by-country basis, upon the later of the expiration of (i) the last valid licensed patent, (ii) any exclusivity granted by a governmental or regulatory body on any product developed through the use of the licensed technology or (iii) the 15-year period commencing on the date of the first commercial sale of any product developed through the use of the licensed technology. Upon the expiration of the license, Immune will have a fully-paid, non-exclusive license to the licensed technology.

3.	MabLife SAS (“MabLife”)

In March 2012, Immune acquired from MabLife, through an assignment agreement, all rights, titles and interests in and to the patent rights, technology and deliverables related to the anti-Ferritin mAb, AMB8LK, including its nucleotide and protein sequences, its ability to recognize human acid and basic ferritins, or a part of its ability to recognize human acid and basic ferritins. The consideration is as follows: (i) $600,000 payable in six annual installments (one of such installments being an upfront payment made upon execution of the agreement) with a fair value of $435,775 and an interest rate of 12%; and (ii) royalties of 0.6% of net sales of any product containing AMB8LK or the manufacture, use, sale, offering or importation of which would infringe on the patent rights with respect to AMB8LK. Immune is required to assign the foregoing rights back to MabLife if Immune fails to make any of the required payments, is declared insolvent or bankrupt or terminates the agreement. $60,000 was paid to MabLife upon execution of agreement in April 2012 and $22,388 and $11,655 of interest was expensed during the six months ended June 30, 2013 and 2012, respectively. Future payments are due annually in the following amounts: $80,000 in April, 2013, which has not been paid, $100,000 in April 2014, and $120,000 on each of the following three anniversaries from April 2015 through April 2017. The present value of future payments is $375,775; $138,893 of which was determined to be short term and $236,882 of which was determined to be long term and has been recorded as notes payable on the balance sheet.

4.	Jean Kadouche, Immune Pharma (Techologies) SAS and Alan Razafindrastita (“Kadouche”)

In March 2011, Kadouche, a related party (See Note L [3]), sold, assigned and transferred to Immune the entire right, title and interest for all countries, in and to any and all patents and inventions related to mice producing human antibodies and a method of preparation of human antibodies, collectively, the Human Antibody Production Technology Platform. Immune paid Kadouche total consideration of $700,298, consisting of (i) $20,298 in cash, and (ii) 800,000 ordinary shares, which were valued at $680,000 (or $0.85 per share). Through the Human Antibody Production Technology Platform and additional laboratory work, human immune systems and specific cell lines are introduced in mice, enabling the mice to produce human mAbs.

5.	Lonza Sales AG (“Lonza”)

On May 2, 2012, Lonza granted Immune a sub-licensable, non-exclusive worldwide license under certain know-how and patent rights to use, develop, manufacture, market, sell, offer, distribute, import and export bertilimumab, as it is produced through the use of Lonza’s system of cell lines, vectors and know-how. If Lonza manufactures bertilimumab, Immune is required to pay Lonza a royalty of 1% of the net selling price of the product. If Immune or one of its strategic partners manufactures bertilimumab, Immune is required to pay Lonza £75,000, or approximately $113,873, annually during the course of the license agreement (first payable upon commencement of Phase II clinical trials) plus a royalty of 1.5% of the net selling price of the product, and if any other party manufactures the bertilimumab, Immune is required to pay Lonza £300,000, or approximately $455,490, per sublicense annually during the duration of such sublicense plus a royalty of 2% of the net selling price of the product. In addition, Immune is required to pay Lonza £2,000, or approximately $3,045, for the supply of certain cell lines, if it uses such cell lines. Notwithstanding the foregoing, Immune is not obligated to manufacture bertilimumab through the use of Lonza’s system. The royalties are subject to a 50% reduction based on the lack of certain patent protections, including the expiration of patents, on a country-by-country basis. Unless earlier terminated (including, but not limited to, the reasons set forth below), the license agreement continues until the expiration of the last enforceable valid claim to the licensed patent rights, which expire between 2014 and 2016.

Note D – Investments

The Company purchased 3,846,154 shares of EpiCept’s common stock at a price of $0.13 per share, or $500,000, during the first six months of 2013. These shares are not registered and are being carried on the balance sheet at cost. These shares were purchased in contemplation of the Merger Agreement and will be treated as a component of the merger consideration upon consummation.  As the Merger transaction closed in August 2013, the Company determined that there is no impairment.

The Company is party to a related party loan pursuant to the merger agreement with EpiCept. The Company has loaned $638,301 to EpiCept at June 30, 2013. The loan bears interest at a rate of 3.27%, which equates to an immaterial amount at June 30, 2013. The loan was eliminated in consolidation upon the close of the merger with EpiCept in August 2013.

Note E – Intangible Assets

The value of the Company’s intangible assets is summarized below:

	iCo		Yissum	Kadouche		Mablife		Total

Balance, December 31, 2011		2,421,609	659,623		661,286		—		3,742,518
Additions		—	—		—		435,775		435,775
Amortization		(167,244)	(46,247)		(46,687)		(22,127)		(282,305)

	$			$		$		$
Balance, December 31, 2012		2,254,365	$613,376		614,599		413,648		3,895,988

Additions		—	—		—		—		—
Amortization		(82,935)	(22,934)		(23,151)		(14,406)		(143,426)

	$			$		$		$
Balance, June 30, 2013		2,171,430	$590,442		591,448		399,242		3,752,562

The intangibles above were determined by management to have a 15 year useful life. Amortization expense amounted to $143,426, $136,263 and $585,886 for the six months ended June 30, 2013 and 2012 and the cumulative period from July 11, 2010 (Date of Inception) through June 30, 2013, respectively.

Note F — Property and Equipment

	June 30,	December 31,
	2013	2012

Computer and accessories	$12,399	$12,399
Equipment	21,105	21,105
Furniture & fixtures	9,324	9,324

Less accumulated depreciation and amortization	(11,929)	(7,659)

Property and equipment, net	$30,899	$35,169

Depreciation expense amounted to $4,270, $2,383 and $11,929 for the six months ended June 30, 2013 and 2012 and the cumulative period from July 11, 2010 (date of inception) through June 30, 2013, respectively.

Note G – Debt and Convertible Debt

In June 2013, the Company entered into a three month loan agreement in the amount of approximately $36,000 bearing an interest rate of 6.5% per annum. Interest expense was an immaterial amount. The loan was due and payable on September 5, 2013 and was repaid on September 8, 2013.

In May 2013, the Company entered into a loan agreement to borrow $50,000. The debt carried a fixed rate of interest of 10%, payable together with the principal amount on June 30, 2013. In connection with the debt issuance, the Company granted to the investor an option to invest up to $500,000 in the Company and purchase such number of shares of the Company of the most preferential class at a price per share reflecting a 10% discount off the lowest price per share at the last round of investment immediately prior to the exercise of the option. The Company expensed $50,000 to interest expense related to this option during the second quarter of 2013.

In May 2011, the Company borrowed $260,000 from a single institutional investor via the issuance of convertible debt. The debt carried a fixed rate of interest of 1% per month, payable monthly, and was due and payable in May 2012, if not earlier converted, with an option for the investor to transfer the loan after three months. In connection with the debt issuance, the Company granted to the investor $78,000 of warrants (30% coverage) to purchase the Company’s ordinary shares with terms to be agreed upon at a later date and an option to invest up to $260,000 in a future round of financing at a 35% discount. In August 2011, the loan was amended and an extension to the stated maturity was granted in return for an increase in the equivalent fair value of the warrants to be issued from $78,000 to $221,000 and an increase in the future option to invest at a 35% fair value from $260,000 to $1,106,560. The increase in the fair value of the warrants expected to be issued was determined to have a fair value of $143,000 was determined to have a fair value of $77,350 which was recorded as a loan extension fee on the date of amendment. In November 2011, the principal balance of the loan plus accrued interest was repaid in cash.

In January 2011, the Company received $100,000 in gross proceeds from a private investor via an issuance of convertible debt. The debt had no stated maturity, carried an interest rate of LIBOR + 2% payable annually and was convertible into ordinary shares of the Company, based on the occurrence of certain future financing transactions, at a discount off fair market value. In June 2011, the principal balance and accrued unpaid interest on this note was converted into 120,123 ordinary shares of the Company which resulted in a loss on extinguishment of the debt of $106,909. Prior to the date of conversion the Company entered into a share buy-back agreement whereby the Company agreed to purchase back 50% of the shares received as a result of the convertible loan investment if the shareholder elected to do so prior to 12/31/12. The Company recorded a liability of $50,000 to account for the potential buy-back at December 31, 2011 which was reversed and recorded in equity during December 2012 when the buy-back commitment expired unexercised.

In December 2010, the Company received $116,705 in gross proceeds from three private investors via the issuance of convertible debt. The debt had no stated maturity, carried an interest rate of LIBOR + 1.5% payable annually and was convertible into ordinary shares of the Company, based on the occurrence of certain future financing transactions, at a discount off fair market value. In March 2011, the principal balance and accrued unpaid interest on this note was converted into 142,830 ordinary shares of the Company which resulted in a loss on extinguishment of the debt of $7,142. Prior to the date of conversion the Company entered into a share buy-back agreement with two shareholders whereby the Company agreed to purchase back all shares received as a result of the conversion of the debt if the shareholder elected to do so prior to 12/20/12. The Company recorded a liability of $66,000 to account for the potential buy-back at December 31, 2011 which was reversed and recorded in equity during December 2012 when the buy-back commitment expired unexercised.

In December 2010, the Company entered in a convertible note agreement with the Chief Executive Officer, which was intended to be a convertible line of credit, for $250,000. The debt had a 24-month term, carried an interest rate of LIBOR + 1.5% payable annually and was convertible into ordinary shares of the Company, based on the occurrence of certain future financing transactions, at a discount off fair market value. Net borrowings (repayments) under this agreement amounted to ($187,970), $79,500 and $0 for the years ended December 31, 2012 and 2011 and the cumulative period from July 11, 2010 (date of inception) through December 31, 2012, respectively. In June 2012, the principal balance and accrued unpaid interest of $198,000 on this note was repaid. In June 2012 the Company made a cash payment of $19,800 and the remaining balance of $178,200 converted into 408,809 ordinary shares of the Company which resulted in a loss on extinguishment of the debt of $549,480.

Note H – Stockholders Equity

1.	Capitalization

Pursuant to the original Articles of Association, the Company authorized 100,000,000 ordinary             shares, 0.10 NIS par value (approximately $0.03), to be issued. In July 2011 the Company amended its articles of association to include an anti-dilution provision for iCo (see Note C[1]). In July 2012, the Company further amended its Articles of Association to divide the 100,000,000 authorized shares into the following three classes of shares (i) 92,500,000 ordinary shares, $0.03 par value, (ii) 3,000,000 shares of Series A Preferred Shares (“Series A Preferred”), $0.03 par value and (ii) 4,500,000 founder shares $0.03 par value.

2.	Preferred Shares

In July 2012, Immune authorized three million shares and issued 2,529,865 shares of its Series A Preferred in exchange for the same number of its ordinary shares held by several investors in the Company. Each Series A Preferred share confers on the holder the right to one vote for each ordinary share into which such Series A Preferred share is convertible at the time of such vote and shall otherwise have the same voting rights and powers as holders of the Company’s ordinary shares. Holders of Series A Preferred are entitled to a preference in the event of a liquidation equal to the applicable price actually paid to the Company for the ordinary shares to which such Series A Preferred was converted.

3.	Founder Shares

In June 2012, Immune issued 4,500,000 founder shares to Dr. Daniel Teper in exchange for 4,500,000 ordinary shares that he held. Founder shares confer on Dr. Teper the same rights held by ordinary shareholders plus a preference in the event of (i) a Deemed Liquidation event, as defined in the Company’s Amended and Restated Articles of Association, reflecting a price per share of less than $2.70 or a Company valuation of less than $42 million on a fully diluted basis, equal to 125% of the consideration received by the holders of ordinary shares upon distribution or (ii) a Deemed Liquidation event reflecting a price per share of more than $2.70 or at a Company valuation of more than $42 million on a fully diluted basis equal to 150% of the consideration received by the holders of the ordinary shares upon distribution. The Company fair valued the preference given to the holder of the founder shares and recorded a conversion expense of $2,803,500 (See Note L[1]).

4.	Ordinary Shares and Ordinary Shares Warrants

During the first six months of 2013, Immune amended all of its outstanding warrants to purchase a total of 1,181,659 ordinary shares so that the warrants will not expire upon closing of the merger with EpiCept and the exercise price of each warrant will be equal to the price of EpiCept’s stock on the day of the closing of the merger. This amendment was considered a contingent modification and the fair value of the modification was to be recorded when the merger with EpiCept closed. In August 2013, these warrants were further amended so that the aggregate exercise price of the warrants shall remain unchanged. The merger with EpiCept closed on August 25, 2013, therefore the Company will book the appropriate expense in the third quarter of 2013 in connection with this amendment.

During the first six months of 2013, Immune issued a total of 1,412,583 shares of its ordinary             shares at $2.40 plus a total of 683,917 warrants to purchase ordinary shares for total gross proceeds of $3,125,000. The Company allocated the gross proceeds between the ordinary shares and the warrants based on their relative fair values. The fair value of the warrants was $668,656 determined using the Black-Sholes option pricing model (volatility-91.9%, risk free rates of 0.36%-0.42%, dividends-zero, weighted average life-3 years). The warrants meet the requirements, and have been accounted for, as equity in accordance with ASC 815-40.

A total of 268,000 additional shares of the Company’s ordinary shares were issued as a result of anti-dilution provisions in the securities purchase agreements for certain investors, which was triggered when the Company failed to close the merger with EpiCept prior to June 30, 2013. This resulted in a deemed dividend of $489,700 being recorded in the second quarter 2013.

At various times during 2012, Immune issued a total of 702,273 shares of its ordinary shares to private investors at per share prices ranging from $2.00 to $2.50 plus a total of 209,619 warrants to purchase ordinary shares for total gross proceeds of $1,237,881. The warrants have a three year life and a weighted average exercise price of $2.50. The Company allocated the gross proceeds between the ordinary shares and the warrants based on their relative fair values. The fair value of the warrants was $134,043 determined using the Black-Sholes option pricing model (volatility-76.8%, risk free rates of 0.3%-0.4%, dividends-zero, weighted average life-3 years). The warrants meet the requirements, and have been accounted for, as equity in accordance with ASC 815-40.

In November 2012, the Company entered into a share buy-back agreement with two shareholders whereby the Company agreed to purchase back all shares received in a share purchase agreement if the shareholder elected to do so prior to twelve months thereafter or the closing of an Initial Public Offering or Deemed Liquidation event. The Company recorded a liability of $150,000 to account for the potential buy-back at December 31, 2012 which will be reversed and recorded in equity during the third quarter of 2013 when the buy-back commitment expired unexercised. The closing of the merger with EpiCept on August 25, 2013 qualified as a Deemed Liquidation event.

The anti-dilution provisions of Immune’s agreement with iCo resulted in the issuance of ordinary shares at various times during 2011, 2012 and 2013. See Note C [1] for details of             shares issuable to iCo and accounting for the related derivative liability.

The Company entered into an investment agreement in March 2011 that contained an anti-dilution provision which allowed the investor to maintain an ownership percentage of 6.67%, on a fully diluted basis, until such time that the Company raised $3,000,000 in equity financing. Immune’s agreement with this investor resulted in the issuance of additional ordinary shares at various times between June and December 2011. In total 138,434 ordinary shares, with a fair value of $238,106, were issued to this investor.

In June 2012, Immune converted the balance outstanding of its loan from Immune’s Chief Executive Officer into 408,809 ordinary shares – see Note F. Additionally, in June 2012, the Company redeemed 4,500,000 shares via the conversion into the same number of founder shares. In July 2012, Immune redeemed 2,529,685 ordinary shares via the conversation into the same number of Series A Preferred.

At various times during 2011, Immune issued a total of 1,814,740 ordinary shares to private investors at per share prices ranging from $1.00 to $2.00 plus a total of 626,540 warrants to purchase ordinary shares for total gross proceeds of $2,480,143. The warrants have a three year life and a weighted average exercise price of $1.83. The Company allocated the gross proceeds between the ordinary shares and the warrants based on their relative fair values. The fair value of the warrants was $464,248 determined using the Black-Sholes option pricing model (volatility-101.1%, risk free rates of 0.4%-1.3%, dividends-zero, weighted average life-3 years). The warrants meet the requirements of, and have been accounted for as equity in accordance with ASC 815-40.

In December 2010, Immune issued 1,000,000 ordinary shares to the founders of the Company for no consideration and 800,000 ordinary shares, with a fair value of $680,000, for consulting services included in SG&A expense. In October 2010 the Company issued 4,000,000 ordinary shares to the Chief Executive Officer for his contribution of his interest in Immune Pharmaceuticals Corporation to the Company. This transaction was between entities under common control and was recorded using the carry over basis of Immune Pharmaceuticals Corporation.

Note I — Share Option Plan

On May 5, 2011, Immune’s board of directors adopted and its shareholders approved the Immune Pharmaceuticals Ltd. 2011 Share Ownership and Option Plan (the “Plan”) authorizing Immune to grant ordinary shares to eligible employees, directors, and consultants in the form of share options and other types of share purchase rights. The amount, terms, and exercisability provisions of grants are determined by the board of directors.

The purpose of the Plan is to provide Immune with the flexibility to use shares, options or other awards based on Immune’s ordinary shares as part of an overall compensation package to provide performance-based rewards to attract and retain qualified personnel. Such awards include, without limitation, options, share appreciation rights, sales or bonuses of restricted shares, restricted share units or dividend equivalent rights, and an award may consist of one such security or benefit, or two or more of them in any combination or alternative. Vesting of awards may be based upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. There are 4,500,000 common shares reserved for issuance under the Plan, of which 3,981,576 and 1,766,022 were granted, net of cancellations, and exercises as of June 30, 2013 and 2012, respectively.

Incentive and non-statutory share options are granted pursuant to option agreements adopted by the plan administrator. Options generally have 10-year contractual terms.

Immune estimates the fair value of share option grants using a Black-Scholes option pricing. In applying this model, Immune uses the following assumptions:

•	Risk-Free Interest Rate: Immune determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.

•	Expected Volatility: Immune determined its future share price volatility based on the average historical share price volatility of comparable peer companies.

•	Expected Term: Due to the limited exercise history of Immune’s share options, Immune determined the expected term based on the stratification of employee groups and the expected effect of events that have indications on future exercise activity. Expected life for options granted to employees uses the Simplified Method, while options granted to non-employees uses an expected term equal to the life of the contract.

•	Expected Dividend Rate: Immune has not paid and does not anticipate paying any cash dividends in the near future.

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method. The following assumptions were used:

	Six Months Ended

Stock option plans	June 30, 2013	June 30, 2012

Exercise price	$0.6122	$0.0265 — $2.0000
Expected stock price volatility	91.9%	91.9%
Risk free rate of interest	0.74% — 1.89%	1.67% — 2.01%
Expected life of options	5 years – 10 years	5 years – 10 years

The fair value for non-employee share based awards are marked-to-market on each valuation date until vested using the Black Scholes pricing model. The following table summarizes the stock-based compensation expense for the period July 11, 2010 (date of inception) to June 30, 2013:

		Range of Exercise	Weighted Average
	Shares	Price	Exercise Price
Options outstanding at July 11, 2010	—	$—	$—
Granted	—	—	—
Options outstanding at December 31, 2010	—	—	—
Granted	—	—	—
Options outstanding at December 31, 2011	—	—	—
Granted	3,890,534	0.03-2.00	0.33
Forfeited	(115,000)	0.44-0.61	0.57

Options outstanding at December 31, 2012	3,775,534	0.03-2.00	0.32
Granted	390,000	0.61	0.61
Forfeited	(183,958)	0.03-0.61	0.04

Options outstanding at June 30, 2013	3,981,576	0.03-2.00	0.36

The Company estimated $0.7 million and $3.2 million of share-based compensation for options issued during the first six months of 2013 and 2012, respectively, that will be recognized as compensation expense over the vesting period. The Company recognized total share-based compensation expense of $1.4 million, $1.2 million and $5.9 million in the six months ended June 30, 2013, the six months ended June 30, 2012 and inception to date, respectively, related to the options granted. The total remaining unrecognized compensation cost related to the non-vested stock options amounted to $0.5 million, which will be amortized over the weighted average remaining requisite service period of 1.0 years. Future grants of options will result in additional charges for stock-based compensation that will be recognized over the vesting periods of the respective options.

In September 2013, as a result of the departure of a former officer in April 2013, the Company canceled 345,000 options previously granted to the officer, accelerated the vesting of his outstanding options and extended the period during which he would be entitled to exercise certain vested stock options to purchase the Company’s common stock from three months following the effective date of his resignation to the expiration date of each option granted to the former officer. The Company recorded compensation expense related to the accelerated vesting of his options upon termination of $241,000 in the second quarter 2013.

Note J — Commitments and Contingencies

1.	Leases

The Company leases facilities and certain equipment under agreements accounted for as operating leases. The leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. The Company leases approximately 2,900 square feet located at 15 Aba Even Avenue, Herzliya, Israel that expires on December 31, 2013. Rent expense approximated $68,000 for each of the six months ended June 30, 2013 and 2012. Future minimum rental payments under non-cancelable operating leases is approximately $28,000 through 2013.

2. Employment agreements

The Company is committed under various employment agreements with senior management. The agreements provide for, among other things, salary, bonus, severance payment, and certain other payments, each as defined in the respective agreements.

3.	Consulting Contracts

The Company is a party to a number of research, consulting, and license agreements, which require the Company to make payments to the other party upon the other party attaining certain milestones as defined in the agreements. The Company may be required to make future milestone payments as of June 30, 2013, totaling approximately $1.9 million under these agreements, of which approximately $0.8 million is payable during 2013 and approximately $1.2 million is payable from 2014 through 2016. The Company is obligated to make future royalty payments to iCo, Mablife and Yissum.

Note K — Income Taxes

The Company did not record a provision for income taxes for each of the three and six months ended June 30, 2013 and 2012 related to uncertain tax positions and minimum state income taxes since the Company is expecting to incur losses for tax purposes in both Israel and the U.S.

Note L — Related Party Arrangements

1.	Daniel Teper

Immune issued 500,000 ordinary shares to Daniel Teper, Chairman and Chief Executive Officer of the Company, at its formation in July 2010. At the time of the transaction, Dr. Teper became a 50% owner of the Company along with Jean Kadouche (See Note L [3]). The Company assigned no value to the shares issued in this transaction.

In October 2010, the Company issued 4,000,000 ordinary shares in connection with Dr. Teper’s contribution of Immune Pharmaceuticals Corporation, a U.S. company owned and controlled by Dr. Teper. This transaction was between entities under common control and was recorded using the carryover basis of Immune Pharmaceuticals Corporation. The Company also entered into a loan agreement with Dr. Teper under which Dr. Teper agreed to lend to the Company up to $250,000. The loan bore an interest rate of Libor plus 1.5% and was convertible into the Company’s ordinary shares under certain conditions. The loan was due for repayment on the earlier of October 2012 or upon completion of subsequent financing which, when added to previous financing of the Company, totaled $2 million. The Company borrowed a net amount of $108,000 in 2010 and an additional net amount of $80,000 in 2011. In July 2012, the Company’s shareholders approved the conversion and repayment of the unpaid balance of the loan and accrued interest amounting to $187,970 into 408,809 ordinary shares at a price per share of $0.4359. The conversion price represented a discount from the fair value of the shares at the time of the conversion of $1.78 and, accordingly, the Company recorded a beneficial conversion expense of $549,000 in the third quarter of 2012.

In December 2010, the Company entered into a consulting agreement with Dr. Teper under which the Company agreed to pay Dr. Teper $25,000 per month for his services as Chief Executive Officer, which became payable upon the Company attaining a total of $3 million in financing. In June 2011, the Company entered into a services agreement with 21 West Partners LLC, a company owned and controlled by Dr. Teper, under which the Company agreed to pay $200,000 annually for services rendered plus reimbursement for certain expenses. Total expenses recorded for 21 West Partners LLC and Dr. Teper in the aggregate amounted to approximately $110,000 in each of the six month periods ended June 30, 2013 and 2012. As of June 30, 2013, the Company’s outstanding obligations to Dr. Teper under the agreements amounted to $125,000. The consulting agreement with Dr. Teper was terminated in September 2011.

In September 2011, the Company entered into an employment agreement with Dr. Teper under which he continued as the Company’s Chief Executive Officer. The Company agreed to compensate Dr. Teper with a monthly salary of approximately $10,000 plus benefits and reimbursement of certain expenses. Mr. Teper is eligible for an annual bonus of up to 50% of his annual salary based 50% upon successful achievement of personal objectives and the overall performance of his duties and obligations, and 50% on general corporate performance. The agreement is cancelable by Dr. Teper with six months’ prior notice and by the Company with twelve months’ prior notice.

In connection with the December 2010 consulting agreement, the Company issued ten-year options to Dr. Teper in July 2012 to purchase 300,000 ordinary shares at a price per share of $0.025. The options have vesting provisions based on the Company attaining successively higher amounts of financing. All 300,000 options have vested as of June 30, 2013. The fair value of the option grant was $527,000, using the Black-Sholes option pricing formula, which is being expensed over the estimated vesting period. The Company awarded a ten-year option grant to purchase 50,000 ordinary shares at a price of $0.4359 per share in July 2012 that was immediately vested. The fair value of the grant was $76,000, which was charged to share compensation expense in the third quarter of 2012.

In June 2012, Immune issued 4,500,000 Founder shares to Dr. Teper in exchange for 4,500,000 shares of ordinary shares he held. Founder shares confer on Dr. Teper the same rights held by ordinary shareholders plus a preference in the event of a Deemed Liquidation event, reflecting a price per share of less than $2.70 or a Company valuation of less than $42 million on a fully diluted basis, equal to 125% of the consideration received by the holders of ordinary             shares upon distribution; or upon a Deemed Liquidation event reflecting a price per share of more than $2.70 or at a Company valuation of more than $42 million on a fully diluted basis equal to 150% of the consideration received by the holders of the ordinary shares upon distribution. The Company has estimated the fair value of the preference right at $2.8 million, based on management’s assessment of the probabilities of a Deemed Liquidation event occurring at either range against the probability of the Deemed Liquidation not occurring. The pending merger of the Company with EpiCept Corporation meets the definition of Deemed Liquidation event. The Company recorded an expense related to the liquidation preference granted to Dr. Teper of approximately $2.8 million on the date of exchange.

2.	Serge Goldner

In December 2010, the Company entered into a consulting agreement with Serge Goldner under which the Company agreed to pay $6,500 per month for his services as Chief Financial Officer, which became payable upon the Company attaining a total of $2 million in financing. Total expenses recorded for Mr. Goldner pursuant to the consulting agreement amounted to approximately $94,000 in 2011. In January 2012, the Company terminated the consulting agreement and entered into an employment agreement with Mr. Goldner under which he continued as the Company’s Chief Financial Officer. The Company agreed to compensate Mr. Goldner with a monthly salary of approximately $9,000 plus benefits including a company car and reimbursement of certain expenses. Mr. Goldner was eligible for an annual bonus of up to 30% of his annual salary based 50 % upon successful achievement of personal objectives and the overall performance of his duties and obligations, and 50 % on general corporate performance. The agreement is cancelable by Mr. Goldner with six months’ prior notice and by the Company with twelve months’ prior notice.

In connection with the December 2010 consulting agreement, the Company granted to Mr. Goldner ten-year options to purchase 100,000 ordinary shares at a price per share of $0.025. The options have vesting provisions based on the Company attaining successively higher amounts of financing and were all vested as of June 30, 2013. The Company assigned no value to the ordinary shares issued to Mr. Goldner. The fair value of the option grant as of the grant date was $176,000, using the Black-Sholes option pricing formula, which is being expensed over the estimated vesting period.

In connection with Mr. Goldner’s employment agreement, the Company awarded ten-year options to purchase 850,000 ordinary shares in May 2012. 250,000 options have an exercise price of $0.0259 per share and vest quarterly over a two-year period. 600,000 of the options have an exercise price of $0.4359 per share and vest upon the earlier of the Company attaining a total of $10 million in financing or upon a Liquidation Event, as defined in the option agreement. The fair value of the grants was approximately $1.4 million as determined by the Black-Sholes option pricing formula and is being expensed over the estimated vesting period.

In November 2012, the Company awarded Mr. Goldner an option grant in connection with his continued employment with the Company. Ten-year options to purchase a total of 95,000 shares were granted at an exercise price of $0.6122 and were immediately vested. The fair value of the grant was approximately $120,000 and was expensed in the fourth quarter of 2012.

Mr. Goldner terminated his employment with the Company in April 2013. In connection with the termination, a final agreement was entered into in September 2013 whereby options to purchase 700,000 ordinary shares were immediately vested and the exercise term was extended to five years from the date of grant. The Company incurred share compensation expense of $241,000 in connection with the termination and immediate acceleration of the vesting of Mr. Goldner’s options.

3.	Jean Elie Kadouche, Ph.D.

Immune issued 500,000 ordinary shares to Jean Elie Kadouche at its formation in July 2010. At the time of the transaction, Dr. Kadouche became a 50% owner of the Company. The Company assigned no value to the shares issued in this transaction.

Dr. Kadouche signed a 12 month consulting agreement with Immune Corp. in October 2009. Compensation under the agreement was $15,000 per month payable after the Company raised an aggregate amount of at least $2 million in equity. The Company expensed approximately $174,000 in fees to Dr. Kadouche in 2010 pursuant to the agreement.

In December 2011, the Company entered into a new consulting agreement pursuant to which Dr. Kadouche became a strategic advisor and member of the Company’s Scientific Advisory Board. The Company expensed fees associated with this agreement of $8,000 and $19,000 in the six month periods ended June 30, 2013 and 2012, respectively.

In March 2011, Dr. Kadouche and a partner sold to the Company the entire right, title and interest for all countries, in and to any and all patents and inventions related to mice producing human antibodies and a method of preparation of human antibodies for the consideration of $20,298 (paid to Immune Pharma (Technologies) SAS, and 800,000 ordinary             shares. The transaction was treated as an asset purchase and valued at $680,000 based on the fair value of the Company’s ordinary shares on the transaction date of $0.85.

Dr. Kadouche currently serves in a consulting capacity as the Company’s Vice President, Innovation & Research focusing on the research and application of novel antibody technologies

4.	Herve de Kergohen

Herve de Kergohen, M.D. is a member of the Company’s board of directors. In December 2011, the Company agreed to compensate Dr. Kergohen for his services in securing new financing for the Company. The Company agreed to pay Dr. Kergohen 5% of the proceeds from an investment transaction in cash and 50,000 ten-year options to purchase the Company’s ordinary shares at an exercise price of $0.0265 per share. The Company compensated Dr. Kergohen $43,000 in cash in 2011 for his services in connection with this agreement, and in July 2012 issued ten-year options having a fair value of $88,000 based on the Black-Sholes option pricing formula. The warrants are fully vested.

In July 2012, in connection with his board service, the Company awarded Dr. Kergohen options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000.

5.	Isaac Kobrin

Isaac Kobrin, M.D., has been a member of the Company’s board of directors since 2011. In November 2011, the Company agreed to compensate Dr. Kobrin $5,000 per month for consulting services plus options to purchase 60,000 ordinary shares at an exercise price of $0.0265. The Company expensed 30,000 in each of the six months ended June 30, 2013 and 2012 in connection with this agreement. The Company issued the ten-year options in July 2012 with a fair value of $106,000 based on the Black-Sholes option pricing formula.

In July 2012, in connection with his board service, the Company awarded Dr. Kobrin ten-year options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000.

6.	Rene Tanenbaum

Rene Tanenbaum was a member of the Company’s board of directors from August 2011 until October 2012. The Company signed a consulting agreement with the firm of Myrtle Potter & Company in March 2012 at which time Ms. Tanenbaum was associated with the firm. In July 2012, Ms. Tanenbaum received an allocation of ten-year options to purchase 42,236 ordinary shares from the total amount of options issued to the firm in connection with the consulting agreement. The options had an exercise price of $0.6122 and were immediately vested. The fair value of the options was approximately $65,000 based on the Black-Sholes option pricing formula.

In July 2012, in connection with her board service, the Company awarded Ms. Tanenbaum options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000.

7.	David Naveh

The Company signed a consulting agreement with David Naveh in November 2009 to provide strategic advice. The contract provided for a monthly fee of $11,500 commencing once the Company had raised $2 million in financing. The Company expensed $123,000 and $8,000 in 2010 and 2011, respectively, in connection with this agreement.

In January 2011 the Company revised its agreement with Mr. Naveh. The Company agreed to pay a monthly consulting fee of $5,000 commencing upon the Company’s attaining $3 million in financing. The Company also agreed to issue to Mr. Naveh ten-year options to purchase 100,000 ordinary shares at an exercise price of $0.0265. The agreement was revised again in April 2012, reducing the consulting fee in return for a grant of ten-year options to purchase 155,000 ordinary shares at a price per share of $0.0265, 115,000 of which vested immediately and 25,000 were to vest upon attaining $3 million in financing and 15,000 were vested on December 31, 2012. All of the options were issued in July 2012. The fair value of the option grants totaled approximately $450,000 based on the Black-Sholes option pricing formula.

David Naveh was a member of the Company’s board of directors from August 2011 until October 2012. In July 2012, in connection with his board service, the Company awarded Mr. Naveh ten-year options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000. The Company expensed $37,000 in 2012.

In January 2013, the consulting agreements with Mr. Naveh were terminated. In connection with the termination, the Company agreed to extend the exercisability of the 280,000 vested options for a period of 24 months. The Company incurred share-based compensation expense of $0.1 million in connection with the vesting.

8.	Simon Benita, Ph.D

Simon Benita, Ph.D., is the chairman of the Company’s Scientific Advisory Board and a professor at the Hebrew University of Jerusalem. In June 2010, the Company signed a consulting agreement with Dr. Benita related to his work in nano- and micro-particulate drug delivery systems. The Company expensed $135,000 in connection with the agreement. In May 2012, in connection with the agreement, the Company issued ten-year options to purchase 100,000 ordinary shares, 50,000 of which are immediately exercisable at $0.0265 and 50,000 are immediately exercisable at $0.4359. The fair value of the options was approximately $167,000 based on the Black-Sholes option pricing formula.

In April 2011, Yissum granted the Company a license that includes patents, research results and knowhow related to the NanomAbs technology. Yissum granted Immune an exclusive license, with a right to sub-license, to make commercial use of the licensed technology in order to develop, manufacture, market, distribute or sell products derived from the license. As consideration for the grant of the license, Immune is required to pay the following consideration: (i) royalties in the amount of up to 4.5% of net sales; (ii) an annual license maintenance fee between $30,000 for the first year and up to a maximum of $100,000 from the first year through the sixth year; (iii) research fees of at least $300,000 for the first year and at least $100,000 from the second year through the sixth year (but, not to exceed $1,800,000 in the aggregate); (iv) milestone payments up to $8,550,000 (based on the attainment of certain milestones, including IND application submission, patient enrollment in clinical trials, regulatory approval and commercial sales); (v) sub-license fees in amounts up to 18% of any sub-license consideration; and (vi) equity consideration in the amount of 8% of the ordinary shares of Immune on a fully diluted basis (which at the time equaled 800,000 ordinary shares). The license expires, on a country-by-country basis, upon the later of the expiration of (i) the last valid licensed patent, (ii) any exclusivity granted by a governmental or regulatory body on any product developed through the use of the licensed technology or (iii) the 15-year period commencing on the date of the first commercial sale of any product developed through the use of the licensed technology. Upon the expiration of the license, Immune will have a fully-paid, non-exclusive license to the licensed technology. In addition, Immune undertook to finance (up to $1.8 million) the performance of research by Dr. Benita with respect to designing drug targeted delivery systems able to deliver cytotoxic drugs selectively at the target tumor site using mAbs as ligand targeting moieties for a period of three years commencing in April 2011.

In October 2012, the Company issued to Dr. Benita ten-year options to purchase 50,000 ordinary             shares at an exercise price of $0.6122 per share. The options were immediately vested. The fair value of the option grant was approximately $70,000 based on the Black-Sholes option pricing formula.

9.	Mark E. Rothenberg, M.D., Ph.D

Mark E. Rothenberg, M.D., Ph.D. is the co-chairman of the Company’s Scientific Advisory Board. In March 2011, the Company agreed to compensate Dr. Rothenberg $5,000 per month for consulting services plus 400,000 ordinary shares. The Company did not incur expense under this agreement in the six month period ended June 30, 2013 and expensed $26,000, $90,000 and $23,000 in connection with the agreement in 2012, 2011 and 2010, respectively. The share grant was valued at $340,000 based on the fair value of the share as of the date of grant.

In November 2012, in connection with his service on the Company’s Scientific Advisory Board, the Company awarded Dr. Rothenberg ten-year options to purchase 50,000 ordinary shares at an exercise price of $0.6122 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $70,000.

10. Philippe Salphati

In June 2010, Philippe Salphati, an investor in the Company, signed a consulting agreement with the Company and became a member of the Company’s Board of Strategic Advisors. The agreement compensated Mr. Salphati with a fee of $5,000 per quarter, payable commencing upon the Company’s attaining $3.0 million in financing. The Company expensed $0 and $20,000 in connection with the agreement in 2011 and 2012, respectively. In January 2012, in connection with the agreement, the Company issued ten year options to purchase 20,000 ordinary shares with an exercise price of $0.0265. These options vest quarterly over four years. The Company also issued ten year options to purchase 13,926 ordinary shares at an exercise price of $0.0265 that were vested immediately in connection with Mr. Salphati’s investment in the Company’s ordinary shares. In November 2012, the Company also issued options to purchase 3,250 ordinary shares at an exercise price of $2.00. The ordinary shares purchase was made at a fair value of $1.71 per share, and the option grants had a fair value of approximately $62,000 based on the Black-Sholes option pricing formula.

11.	Omar Chane

In March 2012, Omar Chane, an investor in the Company, signed a consulting agreement with the Company and became a member of the Company’s Board of Strategic Advisors. No cash compensation was payable under the agreement. In January 2012, in connection with the agreement, the Company issued ten-year options to purchase 10,000 ordinary shares with an exercise price of $0.0265. These options were immediately vested. The options had a grant date fair value of approximately $17,000 based on the Black-Sholes option pricing formula.

Note M – Government Grants

Immune has received several grants from the State of Israel’s Ministry of Industry, Trade & Labor. At June 30, 2013 and December 31, 2012, the grants received by Immune totaled $504,284 and $475,052, respectively, which were recorded as a long term liability. The terms of these grants require Immune to pay royalties (up to the total grant amount) on any revenue-generating goods or services developed from the research funded by these grants.

Note N — Subsequent Events

In July and August 2013, Immune entered into definitive agreements to raise approximately $0.3 million in a direct placement to investors in exchange for 104,167 ordinary shares and 20,833 warrants to purchase ordinary shares.

Subsequent to June 30, 2013, Immune funded EpiCept with approximately $0.5 million by entering into a loan pursuant to the Merger Agreement with EpiCept.